Shareholder meeting results (Unaudited)
December 18, 2009 meeting


At the meeting, each of the nominees for Trustees was elected, as follows:
                    Votes for      Votes withheld
Ravi Akhoury         16,884,738         973,118
Jameson A. Baxter    16,893,368         964,489
Charles B. Curtis    16,865,103 		992,754
Robert J. Darretta   16,895,150	     962,706
Myra R. Drucker      16,864,689 		993,167
John A. Hill         16,883,257 		974,599
Paul L. Joskow       16,885,620 		972,236
Elizabeth T.Kennan*  16,863,763 		994,093
Kenneth R. Leibler   16,879,680 		978,176
Robert E Patterson   16,884,486 		973,370
George Putnam, III   16,878,916 		978,940
Robert L. Reynolds   16,894,775 		963,082
W. Thomas Stephens   16,889,804 		968,053
Richard B. Worley    16,881,357 		976,499

* Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:


Votes for   Votes against   Abstentions  Broker non-votes
12,487,216    753,122 		590,077 		4,027,440


A proposal to amend the fundamental investment restriction with respect to investment in commodities was approved as follows:


Votes for   Votes against   Abstentions  Broker non-votes
12,332,977     912,787       584,653        4,027,440

All tabulations are rounded to the nearest whole number.